Exhibit 99.1

For Immediate Release – January 30, 2006

For Information Contact:
Curtis L. Hage, Chairman, President and CEO
Sioux Falls, South Dakota
Phone: (605) 333-7556

HF Financial Corp. Announces Quarter Earnings and Declares Quarterly Cash Dividend

•

HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $0.36 for the three months ended December 31, 2005 compared to $0.45 for the prior fiscal year.

•	For the six months ended December 31, 2005, the Company reported EPS of $0.64 compared to $0.86 for the same period in the prior fiscal year.
•	As previously reported, the Company completed a land sale in December 2005. The EPS increase due to the gain from the sale was $0.65 for the six months ended December 31, 2005.
•

The Company announced during the second quarter, an addition to provision for loan and lease losses due to the large impaired commercial participation loan, which was sold in December. The additional charge to provision for loan and lease losses amounted to $1.47 million, and EPS reduction of $0.25.

•

The allowance for loan and lease loss was increased $1.67 million or EPS of $0.29 as of December 31, 2005. This represents the inclusion of the large impaired loan charge-off in the calculation and replenishes the allowance to 0.73% of loans.

•

For the fiscal years ended June 30, 2003, 2004 and 2005, the Company’s net healthcare costs were $1.8 million, $1.8 million and $1.3 million, respectively. For the six months ended December 31, 2005, net healthcare costs were $828,000, which is comparable to the same periods in the fiscal years ended June 30, 2003 and 2004. Net healthcare costs increased by $234,000, or 39.4%, for the six months ended December 31, 2005 as compared to the same period in the prior fiscal year.

•

The Company moved into two new facilities in Harrisburg and Parker, South Dakota, during the three months ended December 31, 2005. The Harrisburg branch represents the Company’s 35th branch location and the Parker branch was a relocation of an existing branch. These branches are state-of-the-art and position the Company for the growth projected in these communities.

•

The Company announced it will pay a quarterly cash dividend of 11.25 cents per share for the second quarter of the 2006 fiscal year. The dividend will be paid on February 15, 2006 to shareholders of record on February 8, 2006.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $2.3 million for the six months ended December 31, 2005 compared to $3.1 million for the same period in the prior fiscal year.  For the three months ended December 31, 2005, earnings were $1.3 million compared to $1.6 million for the same period in the prior fiscal year.

Curt Hage, Chairman, CEO and President stated, “We are pleased with the growth in assets of 10.0% and the growth in deposits of 11.8% compared to the prior fiscal year. As predicted, our asset structure is repricing upward in response to rising interest rates, however, deposits are repricing more aggressively as they recover from historical low interest rates. We are seeing steady growth in our trust and investment income with a 16.3% increase for the three months over the prior fiscal year and a 19.3% increase for the six months over the prior fiscal year. Deposit fees increased 3.8% for the three months over the prior fiscal year and 4.4% for the six months over the prior fiscal year reflecting the value of growth in deposits.  A new package for deposit products has driven this increase in both deposit flow and in deposit revenues.

Asset quality continues to be a strong focus in our growth.  We are disappointed that the impaired loan previously reported did not improve as expected and we have sold it at a discount to remove any further risk.  Absent that event, we believe our remaining assets are strong and we have reset our allowance for loan and lease losses and positioned the company to continue growing on a solid basis.

Completion of the sale of a parcel of land purchased for expansion several years ago produced a one-time gain on sale of $3.6 million. The company has acquired other locations in the interim and determined that we no longer needed this parcel for the expansion planned. We are committed to keeping pace with growth opportunities in our markets.  Opening the new Harrisburg office is an example making it our 35th location and our 22nd community.  A new office opened in Parker allowed us to significantly upgrade our presence in that community and relocate strategically to be in the flow of growth. Both Parker and Harrisburg are bedroom communities reflecting the growth in the Sioux Falls metropolitan statistical area.  Progress continues on our new office in Mitchell and we anticipate an opening in mid-summer.

Mr. Hage continued, “Managing cost is an on-going concern. We are very proud of the partnership with our staff and their efforts to improve overall employee wellness.  This is reflected in the overall health care costs over the past three years remaining flat to slightly declining.  We believe the increase in this current quarter is temporary and we anticipate that the wellness efforts will continue to keep our health care costs in line.”

Mr. Hage concluded, “The investment the company has made in broadening our business lines, instilling a sales culture and implementing a strategy of convenience to the market continue to allow us to grow and meet the demands of this growing marketplace.”

Net interest income decreased $616,000, or 4.6%, for the six months ended December 31, 2005 as compared to the same period in the prior fiscal year.  For the three months ended December 31, 2005, net interest income decreased $411,000, or 6.0%, compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.00% for the six months ended December 31, 2005 compared to 3.36% for the same period in the prior fiscal year.  For the three months ended December 31, 2005, net interest margin was 2.98% compared to 3.41% for the same period in the prior fiscal year.  Average earning assets increased 6.9%, yielding a rate of 6.03% for the six months ended December 31, 2005 compared to the same period in the prior fiscal year, which yielded a rate of 5.52%.  Average interest-bearing liabilities increased 7.1%, with a cost of funds rate of 3.36% for the six months ended December 31, 2005 compared to the same period in the prior fiscal year with a cost of funds rate of 2.40%.  Nonaccrual loan reversals and opportunity income loss totaled $260,000, which was a primary factor in the decrease.  In addition, the average balance of checking and market accounts increased 3.1% from the prior year and the cost of funds rate for checking and money market increased from 1.49% to 2.77% at December 31, 2005 compared to the same period in the prior fiscal year, a 128 basis point increase.

Provision for losses on loans and leases increased $3.7 million for the six months ended December 31, 2005 as compared to the same period in the prior fiscal year.  For the three months ended December 31, 2005 provision for losses on loans and leases increased $3.4 million as compared to the same period in the prior fiscal year.  Total nonperforming assets increased $1.2 million, or 33.5%, at December 31, 2005 compared to the same period in the prior fiscal year. Loans and leases receivable increased $47.7 million, or 7.2%, at December 31, 2005, compared to December 31, 2004.  The increase in nonperforming assets was primarily attributable to an increase in loans and leases placed into nonaccrual status.  Nonaccrual loans increased from $1.1 million at December 31, 2004 to $2.1 million at December 31, 2005, primarily due to increases in commercial business loans of $446,000 and one-to four-family loans of $377,000.

The increase in noninterest income of $3.8 million, or 84.6%, for the six months ended December 31, 2005 as compared to the same period in the prior fiscal year was primarily due to the net gain on sale of land of $3.6 million along with increases in net gain on sale of loans of $138,000, fees on deposits of $99,000 and trust income of $64,000 offset by a decrease in loan servicing income of $160,000.  The increase in noninterest income of $3.7 million, or 156.1% for the three months ended December 31, 2005 as compared to the same period in the prior fiscal year was primarily due to the net gain on sale of land of $3.6 million along with increases in fees on deposits of $43,000 and trust income of $28,000 offset by a decrease in loan servicing income of $100,000.

Noninterest expense increased $596,000, or 4.7%, for the six months ended December 31, 2005 as compared to the same period in the prior fiscal year primarily due to increases in compensation and employee benefits of $388,000 and other noninterest expense of $148,000.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan were $828,000 for the six months ended December 31, 2005, an increase of $234,000 compared to the same period in the prior fiscal year.  For the three months ended December 31, 2005, noninterest expense increased $253,000, or 3.9% as compared to the prior fiscal year primarily due to increases in compensation and employee benefits of $83,000 and other noninterest expense of $107,000.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan were $409,000 for the three months ended December 31, 2005, an increase of $196,000 compared to the same period in the prior fiscal year.

The Company had total assets of $934.1 million and stockholders’ equity of $55.0 million at December 31, 2005.  The Company is the largest publicly traded savings association headquartered in South Dakota, with 35 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.
•	Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.
•	Forecasts of future economic performance.
•	Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Interest, dividend and loan fee income:
Loans and leases receivable	$11,593	$10,204	$22,714	$19,938
Investment securities and interest-earning deposits	1,550	1,045	2,901	2,001
	13,143	11,249	25,615	21,939
Interest expense:
Deposits	4,793	2,941	9,089	5,712
Advances from Federal Home Loan Bank and other borrowings	1,957	1,504	3,798	2,883
	6,750	4,445	12,887	8,595

Net interest income	6,393	6,804	12,728	13,344

Provision for losses on loans and leases	3,630	196	4,092	375
Net interest income after provision for losses on loans and leases	2,763	6,608	8,636	12,969

Noninterest income:
Gain on sale of land, net	3,557	—	3,557	—
Fees on deposits	1,170	1,127	2,346	2,247
Loan servicing income	309	409	621	781
Gain on sale of loans, net	219	234	474	336
Trust income	200	172	395	331
Gain on sale of securities, net	—	—	—	13
Other	534	397	981	829
	5,989	2,339	8,374	4,537
Noninterest expense:
Compensation and employee benefits	4,212	4,129	8,515	8,127
Occupancy and equipment	829	766	1,609	1,549
Other	1,651	1,544	3,242	3,094
	6,692	6,439	13,366	12,770
Income before income taxes	2,060	2,508	3,644	4,736
Income tax expense	761	860	1,322	1,628
Net income	$1,299	$1,648	$2,322	$3,108

Earnings per share:
Basic	$0.36	$0.46	$0.66	$0.88
Diluted	0.36	0.45	0.64	0.86

Weighted average shares:
Basic	3,574,272	3,553,354	3,535,780	3,543,600
Diluted	3,650,287	3,649,299	3,615,537	3,624,589

Outstanding shares: (end of period)	3,575,761	3,555,441	3,575,761	3,555,441

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	12/31/2005	6/30/2005	12/31/2004

Balance Sheet Data
Total assets	$934,064	$897,874	$848,856
Cash and cash equivalents	22,740	18,248	21,641
Securities available for sale	148,564	142,429	114,805
Loans and leases receivable, net	690,259	670,581	645,711
Loans held for sale	13,800	10,238	12,334
Deposits	725,711	681,216	649,346
Advances from Federal Home Loan Bank and other borrowings	107,480	119,664	101,253
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	55,013	53,635	54,325

Equity to total assets (end of period)	5.89%	5.97%	6.40%
Book value per share (1)	$15.38	$15.39	$15.28

Tier I (core) capital (2)	7.96%	8.28%	8.65%
Risk-based capital (2)	10.66%	10.66%	10.91%

Number of full-service offices	35	34	34

Asset Quality
Nonaccruing loans and leases	$2,086	$5,322	$1,126
Accruing loans and leases delinquent more than 90 days	2,398	1,609	2,049
Foreclosed assets	142	89	290
Total nonperforming assets	$4,626	$7,020	$3,465

FASB Statement No. 5 Allowance for loan and lease losses	$5,174	$3,326	$3,514
FASB Statement No. 114 Impaired loan valuation allowance	—	1,750	—
Total allowance for loans and lease losses	$5,174	$5,076	$3,514

Ratio of nonperforming assets to total assets (end of period)	0.50%	0.78%	0.41%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.63%	1.01%	0.48%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.73%	0.74%	0.53%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	115.39%	73.24%	110.68%

(1)	Equity divided by number of shares of outstanding common stock.
(2)	Capital ratios for Home Federal Bank.
(3)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At December 31, 2005		At June 30, 2005
		Percent of		Percent of
		Loans in		Loans in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

One-to four-family (1)	$94,560	13.59%	$96,496	14.28%
Commercial business and real estate (2) (3)	237,534	34.16%	223,638	33.10%
Multi-family real estate	33,834	4.87%	34,123	5.05%
Equipment finance leases	33,801	4.86%	33,170	4.91%
Consumer Direct (4) (5)	113,771	16.36%	111,210	16.46%
Consumer Indirect	94,781	13.63%	93,984	13.91%
Agricultural	76,320	10.97%	74,010	10.95%
Construction and development	10,832	1.56%	9,026	1.34%
Total Loans and Leases Receivable (6)	$695,433	100.00%	$675,657	100.00%

(1)	Excludes $11,084 and $9,838 loans held for sale at December 31, 2005 and June 30, 2005, respectively.
(2)	Includes $3,563 tax exempt leases at December 31, 2005.
(3)	Excludes $659 commercial loans held for sale at December 31, 2005.
(4)	Includes mobile home loans.
(5)	Excludes $2,057 and $400 student loans held for sale at December 31, 2005 and June 30, 2005, respectively.
(6)	Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At December 31, 2005		At June 30, 2005
		Percent of		Percent of
		Deposits in		Deposits in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$83,593	11.52%	$85,705	12.58%
Interest bearing accounts	52,522	7.24%	50,120	7.36%
Money market accounts	231,226	31.86%	209,116	30.70%
Savings accounts	59,732	8.23%	63,235	9.28%
Certificates of deposit	298,638	41.15%	273,040	40.08%
Total Deposits	$725,711	100.00%	$681,216	100.00%

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Balance, beginning	$5,321	$3,589	$5,076	$3,605
Provision charged to income	3,630	196	4,092	375
Charge-offs	(3,876)	(373)	(4,152)	(691)
Recoveries	99	102	158	225
Balance, ending	$5,174	$3,514	$5,174	$3,514

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2005		12/31/2004
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$688,398	6.55%	$667,444	5.93%
Investment securities (2) (3)	154,459	3.73%	121,296	3.27%
Total interest-earning assets	842,857	6.03%	788,740	5.52%
Noninterest-earning assets	70,140		66,326
Total assets	$912,997		$855,066

Interest-bearing liabilities:
Deposits:
Checking and money market	$270,476	2.77%	$262,359	1.49%
Savings	50,078	1.97%	47,982	0.90%
Certificates of deposit	287,060	3.33%	261,680	2.67%
Total interest-bearing deposits	607,614	2.97%	572,021	1.98%
FHLB advances and other borrowings	126,090	4.32%	110,879	3.77%
Subordinated debentures payable to trusts	27,837	7.52%	27,837	5.52%

Total interest-bearing liabilities	761,541	3.36%	710,737	2.40%
Noninterest-bearing deposits	78,016		73,288
Other liabilities	19,360		18,020
Total liabilities	858,917		802,045
Equity	54,080		53,021
Total liabilities and equity	$912,997		$855,066

Net interest spread (4)		2.67%		3.12%
Net interest margin (4) (5)		3.00%		3.36%
Net interest margin, TE (6)		3.03%		3.38%
Return on average assets (7)		0.51%		0.73%
Return on average equity (8)		8.59%		11.72%

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.
(2)	Includes federal funds sold and Federal Home Loan Bank stock.
(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.
(4)	Percentages for the six months ended December 31, 2005 and December 31, 2004 have been annualized.
(5)	Net interest margin is net interest income divided by average interest-earning assets.
(6)	Net interest margin expressed on a fully taxable equivalent basis.
(7)	Ratio of net income to average total assets.
(8)	Ratio of net income to average equity